EXHIBIT 77C

FLAHERTY & CRUMRINE/CLAYMORE PREFERRED SECURITIES INCOME FUND INCORPORATED

(the "Fund")

On April 23, 2004, the Fund held its Annual Meeting of Shareholders (the "Meeting") to (1) elect six Directors of the Fund ("Proposal 1") and (2) approve an amendment to the Fund's Articles Supplementary Establishing and Fixing the Rights and Preferences of Auction Market Preferred Stock ("Proposal 2"). With respect to Proposal 2, the Meeting was adjourned and reconvened on May 25, 2004. Proposal 2 did not receive sufficient votes to pass. The results of each proposal are as follows:

Proposal 1: Election of Directors.

Name For Withheld

Common Stock

Martin Brody 32,495,070 373,528

Donald F. Crumrine 32,536,571 320,027

David Gale 32,538,531 330,067

Robert F. Wulf 32,525,211 343,387

Auction Market Preferred Stock ("AMPS")

Nicholas Dalmaso 13,471 12

Morgan Gust 13,471 12

Proposal 2: Approve an Amendment to the Fund's Articles Supplementary Establishing and Fixing the Rights and Preferences of Auction Market Preferred Stock

For Against Abstained

Common Stock and AMPS

(voting as a single class)

Voted 19,406,843 327,011 563,506